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                                                                      EXHIBIT 99

[DUSA PHARMACEUTICALS COMPANY LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY


DUSA PHARMACEUTICALS, INC. (R)
FOR IMMEDIATE RELEASE

                   DUSA PHARMACEUTICALS ANNOUNCES ELECTION OF
                     ROBERT F. DOMAN TO BOARD OF DIRECTORS

WILMINGTON, MA. JUNE 15, 2006 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) announced today at the company's Annual Meeting of Shareholders that Robert F. Doman was elected to its Board of Directors. All of the other members of the Board were re-elected.

"Since joining DUSA as President and Chief Operating Officer in January of 2005, Bob has demonstrated the expertise necessary to lead DUSA's day-to-day operations and provide strategic thinking and guidance to the entire management team. Bob's nomination and election reflects both the Board's and shareholder's confidence in the skills he has brought to the company," said Geoff Shulman, DUSA's Chairman and Chief Executive Officer.

Mr. Doman has more than 25 years of industry related experience, with domestic and international experience in general management, acquisitions/licensing, business development, sales, marketing and strategic planning.

From 2000 until 2004, Mr. Doman served as President of Leach Technology Group, the medical device division of Leach Holding Corporation, a privately owned company. From 1999 to 2000, he was President, Device Product Development, of West Pharmaceutical Services (NYSE: WST), a manufacturer of systems and device components for parenterally administered medicines and drugs. Prior to joining West Pharmaceutical Services, he worked in various senior management positions at Bristol-Myers Squibb. During this time, he also had significant exposure to the field of dermatology. From 1976 until 1990, he worked for Critikon, Inc., a Johnson & Johnson company.

DUSA Pharmaceuticals, Inc. is an integrated dermatology specialty pharmaceutical company focused primarily on the development and marketing of its Levulan(R) Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of pre-cancerous actinic keratoses, and is being developed for the treatment of acne and photodamage. DUSA's other dermatology products include Nicomide(R), and the AVAR(R) line, resulting from its recent merger with Sirius Laboratories, Inc. These products target patients with acne and rosacea. DUSA is also developing certain internal indications of Levulan PDT. DUSA is based in Wilmington, MA.


For further information contact:
D. GEOFFREY SHULMAN, MD, Chairman & CEO
or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com